Exhibit 99.1

For More Information, Contact:
Cygnus, Inc.
Cygnus Corporate Communications
(650) 369-4300
www.cygn.com

Cygnus Reports Financial Results for Second Quarter 2003

Redwood City, CA, August 14, 2003 — Cygnus, Inc. (OTC Bulletin Board: CYGN) today reported total revenues of $539,000 for the quarter ended June 30, 2003, compared to $316,000 for the quarter ended June 30, 2002. The Company posted a net loss of $6.8 million, or $0.18 per share, for the quarter ended June 30, 2003, compared to a net loss of $11.5 million, or $0.30 per share, for the quarter ended June 30, 2002.

Net product revenues recognized for the quarter ended June 30, 2003 were $438,000, compared to $178,000 for the quarter ended June 30, 2002, an increase of 146%. Net product revenues recognized for the quarter ended June 30, 2003 resulted from sales of Cygnus’ second-generation GlucoWatch® G2™ Biographers by Sankyo Pharma Inc. to its customers in the United States that were deferred in previous quarters, as well as from the sales of practice Biographers to Sankyo during the second quarter of 2003. Product revenues for the quarter ended June 30, 2002 resulted primarily from the initial sales of Cygnus’ first-generation GlucoWatch® Biographers in the United States.

Unit shipments of the GlucoWatch Biographer systems for the quarter ended June 30, 2003 were approximately 2,600 Biographers and 240,000 AutoSensors. The majority of the shipped Biographers were practice units sold to Sankyo. AutoSensor shipments were predominately to Sankyo for resale to their customers and therefore, the Company deferred these revenues. The G2™ Biographer was launched in the United States in September 2002 and, as of the last week of July 2003, approximately 13,300 prescriptions have been received and approximately 3,440 G2 Biographers have been shipped to end users.

“The Biographer was well represented at the American Diabetes Association national conference in June with ten presentations and/or abstracts about the product,” said John C Hodgman, Chairman, Chief Executive Officer and President of Cygnus, Inc. “We have stated in the past that the two most important business building opportunities for the Biographer are securing widespread insurance reimbursement and improving the efficiency and penetration of product distribution. Sankyo has a number of initiatives in place with CMS (Center for Medicaid and Medicare Services) and key managed care organizations that are happening over the next several months to address these issues. In addition, Sankyo is implementing a plan to increase the number of distribution channels for the GlucoWatch G2 Biographer system. We are optimistic that the results of these and other programs will accelerate end-user sales during 2004.”

Total costs and expenses for the quarter ended June 30, 2003 were $6.8 million, compared to $11.1 million for the quarter ended June 30, 2002, a reduction of 39%. This decrease is primarily related to reductions in the Company’s sales, marketing and research and development expenses.

Costs of product revenues recognized for the quarter ended June 30, 2003 were $3.3 million, compared to $1.8 million for the quarter ended June 30, 2002. Costs of product revenues for the quarter ended June 30, 2003 consisted of material, underabsorbed indirect overhead and other production costs associated with the manufacturing of the Company’s products. In addition, costs of product revenues include a write-off of approximately $291,000 of obsolete inventory and an estimated charge of $554,000 for AutoSensors in Sankyo’s inventory that may expire before they are sold through to Sankyo’s customers.

Research and development expenses for the quarter ended June 30, 2003 were $1.6 million, compared to $3.9 million for the quarter ended June 30, 2002. Research and development expenses have decreased as the Company’s focus on commercialization efforts has increased, allowing the Company to spend less on material costs related to manufacturing scale-up and process development.

Sales, marketing, general and administrative expenses for the quarter ended June 30, 2003 were $2.0 million, compared to $5.3 million for the quarter ended June 30, 2002. This decrease was primarily due to the assumption by Sankyo of product promotion, education, and training programs for health care professionals and patients, as required under the amended agreement between Sankyo and the Company and cost reduction efforts by the Company.

As of June 30, 2003, Cygnus had cash, cash equivalents and short-term investments of $10.8 million. The Company had total liabilities of $80.5 million, of which $66.0 million were current liabilities.

Within the current liabilities section of the June 30, 2003 balance sheet, there are some items of note. Deferred revenues of $25.0 million represent the milestones paid to Cygnus that may have to be repaid to Sankyo if certain events occur by the end of the first quarter of 2005, such as a product recall or inability to supply product for a certain period of time, as well as a change of control of Cygnus wherein the successor company terminates the Sankyo agreement. After that time, the Company will begin recognizing the milestones as revenue over the life of the agreement. Distributor advances of $2.4 million refer to prepayments of inventory that will be adjusted as product is shipped to Sankyo.

Deferred revenues net of deferred costs of product shipments total $8.5 million. As Sankyo sells product to third parties, a portion of this amount, subject to further modification to take into account the calculated commissions we owe Sankyo and other adjustments, will become recognized revenues. Deferred product revenues for the quarter ended June 30, 2003 were $1.5 million. Costs of product revenues deferred for the quarter ended June 30, 2003 were approximately $947,000 related to deferred product revenues shipped and approximately $821,000 related to the Company’s estimate for AutoSensors that may expire before they are sold through to Sankyo’s customers. As of June 30, 2003, revenues totaling $15.7 million have been deferred and costs of product shipments totaling $7.2 million have been deferred.

Current liabilities also include the “Current portion of convertible debentures” totaling $14.4 million. Under the Company’s amended agreement with the debenture holders, Cygnus may make prepayments that will result in equal amounts of principal being extended for one year, becoming due in 2005. For example, if Cygnus were to prepay $7.2 million prior to June 30, 2004, the remaining $7.2 million required payment for June 2004 would be delayed until June 2005. The Company anticipates pursuing this prepayment approach.

The Company’s forecast regarding shipments to Sankyo is based solely on estimates and purchase commitments the Company receives from Sankyo. Cygnus received a binding purchase order commitment for Q2 2003 through Q1 2004 from Sankyo. Based on products already shipped or committed to be purchased, Cygnus expects to ship a minimum of 25,000 Biographers and 1.5 million AutoSensors to Sankyo in 2003, and the Company does not believe total shipments in 2003 will vary substantially from these minimum commitments. For the first quarter of 2004, the Company expects to ship to Sankyo a minimum of 21,500 Biographers and 1.3 million AutoSensors, based on the binding commitment the Company has received from Sankyo for this three-month period. Given the uncertainty in predicting the timing of securing managed care contracts and the resulting anticipated ramp-up in purchases for GlucoWatch Biographer systems, the Company is not providing guidance on shipments from Cygnus to Sankyo beyond the first quarter of 2004.

About Cygnus

Cygnus (www.cygn.com and www.glucowatch.com), founded in 1985 and headquartered in Redwood City, California, develops, manufactures and commercializes new and improved glucose-monitoring devices. Cygnus’ products are designed to provide more data to individuals and their physicians and enable them to make better-informed decisions on how to manage diabetes. The GlucoWatch® Biographer was Cygnus’ first approved product. The device and its second-generation model, the GlucoWatch® G2™ Biographer, are the only products approved by the FDA that provide frequent, automatic and non-invasive measurement of glucose levels. Cygnus believes its products represent the most significant commercialized technological advancement in self-monitoring of glucose levels since the advent of “finger-stick” blood glucose measurement approximately 20 years ago. The Biographer is not intended to replace the common “finger-stick” testing method, but is indicated as an adjunctive device to supplement blood glucose testing to provide more complete, ongoing information about glucose levels.

Some of the statements in this news release are forward-looking statements that involve risks and uncertainties. These forward-looking statements include statements about Cygnus’ plans, objectives, expectations, intentions and assumptions and other statements contained in this news release that are not statements of historical fact. Forward-looking statements include, but are not limited to, statements about Cygnus’ ability to manufacture and scale-up commercially the GlucoWatch G2 Biographer, Cygnus’ plans for commercialization alliances, Cygnus’ ability to achieve market acceptance of the GlucoWatch G2 Biographer and Cygnus’ plans for enhancements and possible manufacturing changes through the regulatory process. In some cases, you can identify these statements by words such as “may,” “will,” “should,” “estimates,” “predicts,” “potential,” “continues,” “strategy,” “believes,” “anticipates,” “plans,” “expects,” “intends” and similar expressions. Cygnus cannot guarantee future results, levels of activity, performance or achievements. Actual results and the timing of certain events may differ significantly from the results discussed in the forward-looking statements. Cygnus refers you to the documents Cygnus files from time to time with the Securities and Exchange Commission, including Cygnus’ Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, which contain descriptions of certain factors that could cause Cygnus’ actual results to differ from Cygnus’ current expectations and any forward-looking statements contained in this news release.

NOTE: “GlucoWatch” is a registered trademark and “G2” is a trademark of Cygnus, Inc.

END

(Financial Tables Follow)

Cygnus, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Revenues:
Net product revenues	$438	$178	$735	$334
Contract revenues	101	138	152	248
Total revenues	539	316	887	582
Costs and expenses:
Costs of product revenues	3,271	1,788	5,064	2,343
Research and development	1,561	3,938	3,256	7,601
Sales, marketing, general and administrative	1,978	5,342	4,134	9,187
Total costs and expenses	6,810	11,068	12,454	19,131
Loss from operations	(6,271)	(10,752)	(11,567)	(18,549)
Interest and other income (expenses), net	36	50	78	115
Interest expense	(557)	(818)	(1,112)	(1,658)
Loss before income taxes	(6,792)	(11,520)	(12,601)	(20,092)
Provision for income taxes	1	6	2	18
Net loss	$(6,793)	$(11,526)	$(12,603)	$(20,110)
Net loss per share, basic and diluted	$(0.18)	$(0.30)	$(0.33)	$(0.55)
Shares used in computation of amounts per share, basic and diluted	38,479	38,189	38,479	36,741

Cygnus, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

( In thousands, except per share data )

	June 30, 2003	December 31, 2002
	(unaudited)	(Note)
ASSETS:
Current assets:
Cash and cash equivalents	$10,009	$23,415
Short-term investments	800	3,202
Accounts receivable	319	569
Inventory	7,420	6,628
Current portion of employee notes receivable	59	57
Other current assets	2,253	1,100

Total current assets	20,860	34,971

Equipment and improvements:
Manufacturing, office and laboratory equipment	14,123	15,626
Leasehold improvements	610	610
	14,733	16,236

Less accumulated depreciation and amortization	(10,724)	(11,189)

Net equipment and improvements	4,009	5,047

Long-term portion of employee notes receivable	57	105
Deferred financing cost	6	108
Other assets	307	246

TOTAL ASSETS	$25,239	$40,477

LIABILITIES AND STOCKHOLDERS’ NET CAPITAL DEFICIENCY:

Current liabilities:

Accounts payable	$1,725	$2,518
Accrued compensation	1,377	2,628
Other accrued liabilities	1,778	605
Distributor advances	2,416	1,382
Deferred revenues	25,000	25,000
Deferred revenues net of deferred costs of product shipments	8,459	8,199
Current portion of amount due to distributor	6,770	—
Current portion of convertible debentures	14,417	4,000
Current portion of capital lease obligations	80	77
Current portion of arbitration obligation	4,000	3,000
Total current liabilities	66,022	47,409

Long-term portion of arbitration obligation	8,000	12,000
Long-term portion of capital lease obligations	34	74
Long-term portion of convertible debentures, net of discount of $1,287 in 2003 and $1,902 in 2002	4,577	16,379
Long-term portion of amount due to distributor and other long-term liabilities	1,829	7,237

Stockholders’ net capital deficiency:

Preferred stock, $0.001 par value: 5,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.001 par value: 95,000 shares authorized; issued and outstanding: 38,480 and 38,479 shares at June 30, 2003 and December 31, 2002, respectively	38	38
Additional paid-in capital	254,093	254,091
Accumulated deficit	(309,354)	(296,751)

Stockholders’ net capital deficiency	(55,223)	(42,622)

TOTAL LIABILITIES AND STOCKHOLDERS’ NET CAPITAL DEFICIENCY	$25,239	$40,477

Note: The condensed consolidated balance sheet at December 31, 2002 has been derived from the audited consolidated financial statements at this date but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.